EXHIBIT 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of HealthWarehouse.com, Inc. (the “Company”) on Form S-8 of our report dated March 27, 2015, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of HealthWarehouse.com, Inc. as of December 31, 2014 and 2013 and for the years then ended, appearing in the Annual Report on Form 10-K of HealthWarehouse.com, Inc. for the year ended December 31, 2014.

/s/  Marcum LLP
      Marcum LLP

New York, NY
April 27, 2015